UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 15, 2017

EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486
	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Master Transaction Agreement
On March 15, 2017, Emergent Capital, Inc. (the “Company”) entered into a series of separate Master Transaction Agreements (together, the “Agreements”) by and between the Company, PJC Investments, LLC, a Texas limited liability company (“PJC”), and each such Consenting Convertible Note Holder that is a party to such Agreement (“Consenting Holders”) regarding a series of integrated transactions with the intent to effect a recapitalization of the Company (the “Transaction”), which includes an Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company's common stock, $0.01 par value (the “Common Stock”), a Common Stock Purchase Agreement, a Convertible Note Exchange Offer, a New Convertible Note Indenture providing for the issuance of New Convertible Notes, a Senior Note Exchange Offer, a New Senior Note Indenture providing for the issuance of New Senior Notes, a Senior Note Purchase Agreement, a Warrant and certain other agreements and documents to be delivered in connection with the Transaction (each as defined in the Agreements, and together with the Agreements, the “Transaction Documents”). The Agreements and the transactions contemplated under the Agreements were unanimously approved by the Board of Directors of the Company on March 13, 2017.
Under the Agreements, PJC and other parties agreed to certain undertakings, including: (i) PJC or its designee (the "Investor") purchasing up to 100% of the Company’s New Senior Notes from the Holders (as defined below) pursuant to the Senior Note Purchase Agreement, (ii) PJC or the Investor purchasing $15.0 million in shares of Common Stock, pursuant to the Common Stock Purchase Agreement, and (iii) issuance to PJC or the Investor of a warrant to purchase up to 34,000,000 shares of Common Stock at an exercise price of $0.25 per share for an aggregate purchase price of up to $8.5 million. Upon the closing of the proposed transactions, the Company's Board of Directors will include four members representing PJC and one member representing the convertible note holders. The Transaction is subject to certain conditions described in this Current Report on Form 8-K, including that the Company shall have obtained the requisite approval by the Company's shareholders to the Articles Amendment and that the requisite number of holders of the Company's senior secured notes and unsecured convertible notes shall have tendered their notes in connection with the applicable exchange offer as described below, and certain customary closing conditions, including that each of the Transaction Documents shall have been executed and delivered to the other parties thereto. The Transaction is expected to close in the second quarter of 2017, although the consummation of the Transaction is subject to multiple conditions and there can be no assurance that the Transaction will close on a timely basis or at all.
The Agreements contain standard representations and warranties related to each party, and may be terminated prior to the Closing under certain circumstances, including, without limitation, by:

i.	mutual written consent of PJC and the Company;

ii.	PJC or the Company, if the Closing shall not have occurred by August 31, 2017;

iii.
the Convertible Note Holders that, in the aggregate, hold a majority of the aggregate principal amount of the outstanding Convertible Notes, if the Closing shall not have occurred by September 30, 2017;

iv.
PJC or the Company, as a non-breaching party, if there has been a material breach of certain representations, warranties or covenants made by PJC or the Company, as a breaching party, which shall not have been cured or cannot be cured within 30 days of receipt of written notice of such breach;

v.
the Convertible Note Holders that, in the aggregate, hold a majority of the aggregate principal amount of the outstanding Convertible Notes, if the Company or PJC shall materially breach any representation, warranty, covenant, obligation or agreement and such breach shall not have been cured or cannot be cured within 30 days of receipt of written notice of such breach and such breach shall result in an adverse economic impact to the Consenting Convertible Note Holders;

vi.
PJC if the conditions precedent to the consummation of either Exchange Offer are not satisfied at the time such Exchange Offer expires or as of the date the other Transaction Documents are satisfied; or

vii.	PJC or the Company, if the transaction is enjoined or prohibited by governmental authorities.

Common Stock Purchase Agreement
At or contemporaneously with the closing of the Transaction, the Company will enter into a Common Stock Purchase Agreement (the “Purchase Agreement”) with the purchasers' party to the Purchase Agreement (the “Purchasers”). The Purchase Agreement will generally provide for the Purchasers to purchase up to 92,000,000 shares of Common Stock at a price of $0.25 per share for an aggregate price of up to $23.0 million, of which PJC or the Investor will purchase 60,000,000 shares of Common Stock for an aggregate price of $15.0 million. The remaining Purchasers may purchase up to 32,000,000 shares of Common Stock for an aggregate price of up to $8.0 million. The Purchase Agreement shall contain customary representations, warranties, and covenants.
Common Stock Purchase Warrant
At or contemporaneously with the closing of the Transaction, the Company will cause to be issued a warrant (the “Warrant”) to the Investor to purchase up to an aggregate of 34,000,000 shares of the Common Stock at an exercise price of $0.25 per share (the “Warrant Shares”) for an aggregate price of up to $8.5 million.
The Warrant shall vest and become exercisable as follows: (i) with respect to 14,000,000 Warrant Shares, immediately upon the issuance of the Warrant, and (ii) with respect to the remaining 20,000,000 Warrant Shares, at later times tied to the conversion of Existing Convertible Notes and New Convertible Notes outstanding upon the closing of the Transaction into shares of Common Stock. The Warrant has an eight year term. The number of Warrant Shares is subject to anti-dilution adjustment provisions.
Exchange Offers
As part of the Transaction, the Company will offer to exchange, in each case with existing holders, its outstanding 8.5% Senior Unsecured Convertible Notes due 2019 (the “Existing Convertible Notes”) for New Convertible Notes, described below, and its outstanding 15.0% Senior Notes due 2018 (the “Existing Senior Notes”) for New Senior Notes, described below. At least 98% of the holders of each class of notes must tender in the relevant exchange offer as a condition to closing the Transaction.
New Convertible Note Indenture and New Convertible Notes
At or contemporaneously with the closing of the Transaction, the Company will cause to be issued the 5.0% Senior Unsecured Convertible Notes due 2023 (the “New Convertible Notes”) in an aggregate amount not to exceed approximately $75.0 million, pursuant to a Convertible Note Indenture (the “New Convertible Note Indenture”) between the Company and the trustee to be later identified.
The New Convertible Notes will be unsecured senior obligations of the Company and will mature six years from the Closing. The New Convertible Notes will bear interest at a rate of 5.00% per annum from the issue date, payable semi-annually.
The Company may redeem, in whole but not in part, the New Convertible Notes at a redemption price of 100% of the principal amount of the New Convertible Notes to be redeemed, plus accrued and unpaid interest and additional interest, if any, if the last reported sale price of the Common Stock equals or exceeds 120% of the conversion price for at least 15 trading days in any period of 30 consecutive trading days. The Company may, at its election, pay or deliver as the case may be, to all Holders of the New Convertible Notes, either (a) solely cash, (b) solely shares of Common Stock, or (c) a combination of cash and shares of Common Stock.
The New Convertible Note Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the New Convertible Note Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the New Convertible Note Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the New Convertible Notes then outstanding may declare all unpaid principal plus accrued interest on the New Convertible Notes immediately due and payable, subject to certain conditions set forth in the New Convertible Note Indenture. In addition, holders of the New Convertible Notes may require the Company to repurchase the New Convertible Notes upon the occurrence of certain designated events at a repurchase price of 100% of the principal amount of the New Convertible Notes, plus accrued and unpaid interest.

New Senior Note Indenture and New Senior Notes
At or contemporaneously with the closing of the Transaction, the Company will cause to be issued the 8.5% Senior Notes due 2021 (the “New Senior Notes”) in an aggregate amount not to exceed approximately $40.0 million pursuant to a Senior Note Indenture (the “New Senior Note Indenture”) between the Company, as issuer, and the trustee to be later identified. Up to approximately $30.0 million aggregate principal amount of New Senior Notes may be issued to holders of the Existing Senior Notes in the relevant exchange offer, and PJC or the Investor may acquire up to an additional $10.0 million principal amount of New Senior Notes.
The New Senior Notes will be secured senior obligations of the Company and will mature four years from the date of Closing. The New Senior Notes will bear interest at a rate of 8.5% per annum, payable quarterly.
The New Senior Notes may be optionally redeemed in full by the Company at any time and must be redeemed in full upon additional issuances of debt by the Company in each case, at a price equal to 100% of the principal amount redeemed plus (i) accrued and unpaid interest on the New Senior Notes redeemed up to the date of redemption, and (ii) the Applicable Premium, if any, as defined in the New Senior Note Indenture. Upon a change of control, the Company will be required to make an offer to holders of the New Senior Notes to repurchase the New Senior Notes at a price equal to 107.5% of their principal amount, plus accrued and unpaid interest up to the date of redemption.
The New Senior Notes contain negative covenants restricting additional debt incurred by the Company, creation of liens on the collateral securing the New Senior Notes, and restrictions on dividends and stock repurchases, among other things. The New Senior Notes are secured by settlement proceeds, if any, received from certain litigation involving the Company, certain notes issued to the Company, and pledges of 65% of the equity interests in Blue Heron Designated Activity Company, OLIPP IV, LLC and Red Reef Alternative Investments, LLC.
The New Senior Note Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the New Senior Note Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the New Senior Note Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the New Senior Notes then outstanding may declare the principal of and accrued but unpaid interest, plus a premium, if any, on all the New Senior Notes immediately due and payable, subject to certain conditions set forth in the New Senior Note Indenture.
Note Purchase Agreement
At or contemporaneously with the closing of the Transaction, PJC or the Investor and certain holders of New Senior Notes (the “Holders”) will enter into a Note Purchase Agreement (the “Note Purchase Agreement”). The Note Purchase Agreement will generally provide for PJC or the Investor to purchase up to 100% of the New Senior Notes held by the Holders for an aggregate purchase price equal to the face amount of such purchased New Senior Notes.
Terms not defined in this Current Report on Form 8-K shall have the meaning as set forth in the Agreements and respective Transaction Documents. The foregoing description of the Agreements and the transactions contemplated thereby is a summary only and is qualified in its entirety by reference to the full text of the Agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2017.

Item 8.01	Other Events.
On March 16, 2017, the Company issued a press release announcing the execution of the Agreements. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibit

99.1	Press release issued on March 16, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
March 16, 2017

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Christopher O'Reilly
Christopher O'Reilly
General Counsel and Secretary

EXHIBIT LIST

Exhibit No.	Exhibit Title
99.1	Press release issued on March 16, 2017.